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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Kuhl, Barbara J. (Last) (First) (Middle)		First Busey Corporation -- BUSE

	101 Greencroft Dr. (Street)	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Day/Year)
			November 12, 2002

		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Champaign, Illinois 61821 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form Filed by One Reporting Person
			☒	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)
				President & COO

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Sec- urities Beneficially Owned Following Reported Trans- action(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common		11/12/2002				S			2500 shares	D	$22.73

			11/12/2002				S			4500 shares	D	$22.50		72,445.000		D

														203,970.01		I		ESOP Plan

														405,445.64		I		401K Profit Sharing

	Common													64,703.000		I		Spouse

														372,562.79		I		Spouse ESOP

														564,504.78		I		401K Profit Sharing

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Employee Stock Option		$12.1300		08/19/1997

	Employee Stock Option		$16.7500		06/16/1998

	Employee Stock Option		$17.8750		02/19/2001

	Employee Stock Option		$21.8390		04/16/2002				A			20,000

	Employee Stock Option		$12.1300		08/19/1997

	Employee Stock Option		$16.7500		06/16/1998

	Employee Stock Option		$18.2500		11/19/1999

	Employee Stock Option		$20.0625		02/15/2000

	Employee Stock Option		$17.8750		02/19/2001

	Employee Stock Option		$21.8390		04/16/2002				A			20,000

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	01/01/2002	12/31/2002		Common	4,000				4,000		D

	09/01/2003	09/30/2004		Common	4,400				4,400		D

	01/15/2002	12/15/2005		Common	7,500				7,500		D

	04/16/2005	12/16/2010		Common	20,000				20,000		D

	01/01/2002	12/31/2003		Common	10,000						I		Spouse

	07/01/2003	09/30/2004		Common	4,700						I		Spouse

	01/19/2001	12/15/2003		Common	10,000						I		Spouse

	01/16/2001	12/15/2004		Common	7,500						I		Spouse

	01/15/2002	12/15/2005		Common	7,500						I		Spouse

	01/15/2002	12/15/2005		Common	20,000						I		Spouse

Explanation of Responses:

/s/ Barbara J. Kuhl
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.